Exhibit 10.1

COOPERATION AGREEMENT

February 29, 2020

Sachem Head Capital Management LP
250 West 55th St.
Floor 34
New York, New York 10019

Ladies and Gentlemen:

Olin Corporation (the “Company”), on the one hand, and Sachem Head Capital Management LP, on behalf of the entities listed on Schedule A (Sachem Head Capital Management LP, together with such entities, “Sachem Head”), on the other hand, have agreed to the terms contained in this Cooperation Agreement (this “Agreement”). This Agreement will take effect as of the date hereof (the “Effective Date”). For purposes of this Agreement, we refer to each of the Company and Sachem Head as a “Party” and, collectively, as the “Parties.”

1.    Company Board and Related Matters.

(a) Board Actions. As of the date of this Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:

(i) the Board has duly appointed Scott D. Ferguson (the “Sachem Head Director”) and William Barnes Hauptfuhrer (the Sachem Head Director, together with Mr. Hauptfuhrer, and collectively with any Successor Directors (as defined below), the “Newly Appointed Directors”) to serve as directors of the Company (with the Sachem Head Director being appointed as a Class II director and  Mr. Hauptfuhrer being appointed as a Class I director), each of whom shall be subject to reelection at the Company’s next annual meeting of shareholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”) in accordance with applicable law, effective as of the date and time this Agreement is fully executed and delivered;

(ii) the Board has resolved to nominate each Newly Appointed Director for election to the Board at the 2020 Annual Meeting with a term expiring at, in the case of the Sachem Head Director, the Company’s 2023 annual meeting of shareholders (including any adjournments or postponements thereof), and, in the case of Mr. Hauptfuhrer, the Company’s 2022 annual meeting of shareholders (including any adjournments or postponements thereof), in each case subject to Section 2; and

(iii) the Board has determined that each Newly Appointed Director is “independent” under the rules and regulations of the New York Stock Exchange (the “NYSE”), and the Company agrees to take such position with the NYSE and other applicable regulatory authorities with respect to each Newly Appointed Director as long as such Newly Appointed Director continues to meet such requirements.

(b) Board Size. Prior to the 2020 Annual Meeting, the size of the Board will not be more than fourteen (14) directors. During the period between the 2020 Annual Meeting and the Company’s 2021 annual meeting of shareholders (including any adjournments or postponements thereof, the “2021 Annual Meeting”), the size of the Board will be not more than thirteen (13) directors.

(c) 2020 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2020 Annual Meeting shall include each Newly Appointed Director, Beverley A. Babcock, Gray G. Benoist, John E. Fischer and Heidi S. Alderman, and no other nominees. The Company shall list each Newly Appointed Director in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s shareholders vote in favor of the election of each Newly Appointed Director and otherwise support each Newly Appointed Director in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to comply with any of the requirements in this Section 1(c) if (i) Sachem Head, together with its Affiliates, fails to have aggregate economic exposure to at least 3% of the shares of Common Stock outstanding at such time (provided, that for purposes of such calculation, the total outstanding shares of Common Stock as of the date of such determination shall be deemed to be the lesser of (1) the aggregate number of shares of Common Stock outstanding as of the date hereof or (2) the aggregate number of shares of Common Stock outstanding as of the date of such determination (in each case, as equitably adjusted for any combinations, splits, recapitalizations or similar actions)) or (ii) there has been a judicial determination that Sachem Head has materially breached any of the terms of this Agreement and fails to cure any such breach within fifteen (15) business days of receipt of written notice from the Company of such determination (each of clauses (i) and (ii), a “Triggering Event”).  Prior to the Expiration Date, Sachem Head agrees to promptly notify the Company in writing in the event that, at any time, it, together with its Affiliates, do not satisfy the threshold set forth in subclause (i) of this Section 1(c).

(d) Future Annual Meetings. The Company shall, no later than the Expiration Date, inform Sachem Head whether it intends to nominate any Newly Appointed Director for election as a director at the 2021 Annual Meeting; provided that, if the Company informs Sachem Head that it intends to nominate a Newly Appointed Director for election as a director at the 2021 Annual Meeting, the Company shall list each Newly Appointed Director in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s shareholders vote in favor of the election of each Newly Appointed Director and otherwise support each Newly Appointed Director in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees.  Notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to nominate any Newly Appointed Director for election at any annual or special meeting of shareholders of the Company or otherwise, other than at the 2020 Annual Meeting, and in such case, only on the terms and subject to the conditions of this Agreement.

(e) Company Policies. Except as set forth in Section 3, Sachem Head acknowledges that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Amended and Restated Principles of Corporate Governance and Code of Conduct (as may be amended from time to time, collectively, the “Company Policies”), will be applicable to each Newly Appointed Director as well during such directors’ term of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to Sachem Head or its counsel.

(f) Non-Interference. The Company will not alter its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or Bylaws or alter or adopt any Company Policies which would in any manner interfere with the ability of any Newly Appointed Director to remain on the Board or participate in Board matters, including that which would result in a shortening of any Newly Appointed Director’s tenure on the Board.  The Board will not utilize committees of the Board (including the “executive” or similar committee) for the purpose of discriminating against a Newly Appointed Director.

(g) Review of Proxy Materials. The Company agrees that Sachem Head will have the opportunity to review the Company’s proxy statement and proxy card and any additional solicitation materials relating to the 2020 Annual Meeting in advance of filing or first use and that the Company will consider in good faith any comments provided by Sachem Head.

(h) Operating Improvements Committee. Effective as of the date hereof, the Company has formed an Operating Improvements Committee of the Board (the “Operations Committee”). As of the date of this Agreement, the Company has taken all action necessary to ensure that (i) the Operations Committee shall be comprised of four (4) members, consisting of two (2) independent directors selected by the Board and each Newly Appointed Director, who shall become members of the Operations Committee upon joining the Board and (ii) Scott Sutton shall be appointed as the Chair of the Operations Committee.  The Company has provided a copy of the Charter of the Operations Committee to Sachem Head or its counsel, and the Company shall not, until the earlier of the 2021 Annual Meeting and the occurrence of a Triggering Event, (i) remove any Newly Appointed Director from the Operations Committee (unless he ceases to be an independent director), (ii) amend the Charter of the Operations Committee or (iii) disband the Operations Committee, in each case, without the prior written consent of Sachem Head.

(i) Committees. As of the Effective Date, the Board has duly appointed Mr. Hauptfuhrer to serve on the Directors and Corporate Governance Committee of the Board (the “Governance Committee”).  Mr. Hauptfuhrer or any Successor Director that replaces Mr. Hauptfuhrer on the Board shall continue to serve on the Governance Committee for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Sachem Head in writing.  As of the Effective Date, the Board has duly appointed the Sachem Head Director to serve on the Compensation Committee of the Board (the “Compensation Committee” and, together with the Governance Committee, the “Committees”).  The Sachem Head Director or any Successor Director that replaces the Sachem Head Director on the Board shall continue to serve on the Compensation Committee for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Sachem Head in writing.  Each Newly Appointed Director will have access to all Board committee materials and shall be entitled to notice of, and to attend and participate in, any and all Board committee meetings.  The Company shall not form any new committee of the Board unless each Newly Appointed Director is a member of such committee or each Newly Appointed Director approves the formation of such committee.

(j) Resignation. Upon the occurrence of a Triggering Event, Sachem Head will cause the Sachem Head Director to promptly resign from the Board and any committee of the Board on which he sits.

(k) Successor Directors.

(i) If any Newly Appointed Director ceases to serve as a member of the Board, Sachem Head shall (unless (i) a Triggering Event shall have occurred or (ii) such Newly Appointed Director ceases to serve as a member of the Board as a result of such Newly Appointed Director’s resignation and such Newly Appointed Director furnishes the Company with any written correspondence or other materials in connection therewith or otherwise effects such resignation in a manner such that the Company would be required to file a Form 8-K relating to a disagreement concerning such resignation) be entitled to select another individual to be appointed to the Board (a “Successor Director”); provided that if Mr. Hauptfuhrer or any Successor Director that replaces Mr. Hauptfuhrer on the Board ceases to serve on the Board, Sachem Head may not select any director, officer, partner or employee of Sachem Head as such Successor Director.  Sachem Head shall provide written notice of such Successor Director to the Company, which notice shall set forth the name of the person who Sachem Head has chosen to replace the Newly Appointed Director. Following receipt of such notice, the Company shall take all necessary actions to promptly, and in any event within two (2) days, appoint such Successor Director to the Board and the applicable Committee. All references to “Sachem Head Director” or “Newly Appointed Director,” for purposes of this Agreement, shall be deemed references to the Successor Director that replaced the applicable Sachem Head Director or Newly Appointed Director in the event that a Successor Director is appointed.

(ii) Notwithstanding the foregoing, the Board shall not be required to appoint any person as a Successor Director if the Board determines that the Successor Director is not reasonably acceptable (which determination shall be made in good faith and within five (5) business days of the date on which Sachem Head identifies the proposed Successor Director to the Company).  If a Successor Director proposed by Sachem Head is rejected for the foregoing reason, Sachem Head shall be entitled to continue proposing successive replacements to the Board and any such replacement shall be promptly appointed to the Board (subject to the Board’s right to reject such Successor Director pursuant to this subparagraph (ii)). The onboarding of the Successor Director will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there will be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing a Successor Director’s ability to timely join the Board. The Company shall exercise reasonable best efforts, in cooperation with Sachem Head, to ensure that the Successor Director is found independent by the relevant regulatory entities so long as the Successor Director satisfies such independence requirements.

(l) Shareholder Meetings.

(i) Withdrawal of Nominees  Sachem Head, on behalf of itself and its Affiliates (as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), hereby irrevocably withdraws the shareholder proposal and nomination of candidates to be presented at the 2020 Annual Meeting previously submitted to the Company by Sachem Head LP.

(ii) Meetings. Until the Expiration Date, Sachem Head shall, or shall cause its Affiliates, Associates (each as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) or representatives to, appear in person or by proxy at the 2020 Annual Meeting and vote all shares of common stock of the Company, par value $1 per share (“Common Stock”), over which Sachem Head, its Affiliates or Associates has voting power in accordance with the Board’s recommendations with respect to (A) the removal or election of directors, (B) any advisory vote on executive compensation, (C) any proposal to amend the Articles of Incorporation to provide for the declassification of the Board in accordance with Section 2, (D) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and (E) the shareholder proposal to be presented at the 2020 Annual Meeting, a copy of which shareholder proposal has been provided to Sachem Head.

(iii) Interim Special Meetings. From the Effective Date and continuing until the Expiration Date, the Company shall not call or hold any interim special meeting of shareholders for the purposes of electing, removing and/or replacing directors, except as may be required pursuant to Section 10 of Article I of the Company’s Bylaws.

2.    Declassification of the Board.

(a) At the 2020 Annual Meeting, the Company shall (i) propose an amendment to the Articles of Incorporation to declassify the Board and provide for the annual election of directors, in a manner such that the term of each member of the Board (including the Newly Appointed Directors) shall expire at the 2021 Annual Meeting and any director elected or appointed to the Board at or after the 2021 Annual Meeting shall be elected on an annual basis (the “Declassification Proposal”), (ii) recommend that the Company’s shareholders vote in favor of such amendment and (iii) cause all shares of Common Stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of such amendment. Following approval of the Declassification Proposal by the Company’s shareholders, the Company shall take all action necessary to effectuate the declassification of the Board in accordance therewith, including filing an Articles of Amendment to the Articles of Incorporation with the Virginia State Corporation Commission.

(b) Within 10 days after the Effective Date, the Company shall cause each director of the Company (other than the Newly Appointed Directors and directors whose term does not extend beyond the 2021 Annual Meeting) to, and Sachem Head shall cause each Newly Appointed Director to, deliver an irrevocable resignation letter to the Company in the form agreed by the Parties prior to execution of this Agreement.

3.    Company Policies.

(a) Company Information. None of the confidentiality provisions contained in the Company Policies or any other provision contained in any other document, agreement or policy of the Company or its subsidiaries shall be deemed to restrict the Sachem Head Director from sharing any “confidential information” provided by the Company or any of its subsidiaries to the Sachem Head Director in connection with his or her service as a director (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of Sachem Head’s employees or legal advisors who need to know such Company Information for the purpose of assisting Sachem Head in connection with its investment in the Company, and the Sachem Head Director is expressly permitted to share Company Information with such employees and legal advisors in accordance with this Section 3; provided, that, such employees and legal advisors shall maintain the confidentiality of Company Information to the same extent as required of the Sachem Head Director as a director of the Company; provided, further, that if such employees and legal advisors fail to so maintain the confidentiality of Company Information, Sachem Head shall be responsible for any such non-compliance. The provisions of this Section 3(a) shall survive until the date that is six months following the date on which the Sachem Head Director ceases to serve as a member of the Board.

(b) Policies Applicable to Sachem Head. The restrictions contained in the Company Policies applicable to the Sachem Head Director (in his capacity as such), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window periods shall not be deemed to apply to Sachem Head (or any of their affiliated funds). It is understood and agreed that Sachem Head (or any of their affiliated funds) shall be free to trade in the Company’s securities during open trading window periods without the prior approval of the Company, and shall only be prohibited from trading during blackout periods established by the Company and generally applicable to all of the Company’s directors and senior insiders.

4.   Standstill Restrictions. From the Effective Date and continuing until the earlier of (i) December 31, 2020 and (ii) the date that is sixty (60) days prior to the last date pursuant to which shareholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the 2021 Annual Meeting (such earlier date, the “Expiration Date”), Sachem Head will not, and will cause its controlling and controlled Affiliates not to, directly or indirectly:

(a) publicly solicit proxies or written consents of shareholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or publicly make, or in any way publicly participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise publicly conduct any nonbinding referendum with respect to the Company, or publicly seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;

(b) form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with other members of Sachem Head;

(c) publicly seek to call, or request the call of, a special meeting of the shareholders of the Company or publicly seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company;

(d) (i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(e) institute any litigation against the Company, its directors or its officers, each in their capacity as such, make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Article 18 of the Virginia Stock Corporation Act or otherwise); provided that nothing in this Section 4(e) shall prevent Sachem Head from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Sachem Head, (C) exercising statutory appraisal rights, or (D) making any claim as a shareholder in connection with any class action proceeding brought by a named plaintiff other than Sachem Head, so long as such plaintiff has not been advised, assisted, encouraged or persuaded by Sachem Head with respect to such class action proceeding;

(f) enter into or maintain any economic, compensatory or pecuniary arrangements with any director or nominee for director of the Company, other than the Sachem Head Director;

(g) make any request or submit any proposal to amend or waive any of the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;

(h) sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party that, to the knowledge of Sachem Head, either (i) has filed a Schedule 13D with respect to the Company or (ii) has run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three years (but, in the case of this clause (ii), only if Sachem Head knows, after reasonable inquiry, that the third party has, or will as a result of the transaction have, beneficial ownership of, or aggregate economic exposure to, more than 5% of the shares of Common Stock outstanding at such time); provided that nothing herein shall restrict or limit Sachem Head’s ability to sell any shares of Common Stock or any derivatives relating to Common Stock in an open market transaction;

(i) make any public proposal, announcement, statement or request regarding: (A) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any Extraordinary Transaction or exploration thereof (it being understood that this clause 5(i)(B) shall not restrict Sachem Head from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Board) or (C) any other material change in the Company’s or any of its subsidiaries’ operations, business, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided, for the avoidance of doubt, that Sachem Head and its Affiliates shall be entitled to engage in private discussions with respect to such matters with limited partners or shareholders of Sachem Head or its Affiliates;

(j) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, and would result in Sachem Head (together with its affiliates) failing to have an aggregate net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company; or

(k) enter into any agreements or undertakings with any person with respect to the foregoing.

The restrictions set forth in this Section 4 shall not apply to any Newly Appointed Director, acting in his capacity as such, in private discussions with the Board or members of Company management. The Company shall notify Sachem Head in writing upon the occurrence of the Expiration Date.

As used herein “Extraordinary Transaction” means any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries.

5.   Press Release; Form 8-K; Publicity. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, (A) the Company will issue the press release attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8-K in the form previously agreed by the Parties and (B) Sachem Head will file a Schedule 13D in the form previously agreed by the Parties. Prior to the Expiration Date, the Company, on the one hand, and Sachem Head, on the other hand, shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives (collectively, “Representatives”) not to make, any public statement that constitutes an ad hominem attack on, or that otherwise disparages, impugns or is reasonably likely to damage the reputation of, (i) in the case of statements by Sachem Head or any of its Representatives, the Company or any of its Affiliates or any of its or their respective officers, directors or employees or any person who has served in any of the foregoing capacities, or (ii) in the case of statements by the Company or any of its Representatives, Sachem Head or any of its Affiliates or any of its or their respective partners (other than partners that are solely limited partners), members, officers, directors or employees or any person who has served in the foregoing capacity. The foregoing sentence shall not restrict the ability of any Party to (1) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought or (2) make private statements to directors of the Board, employees of the Company, Sachem Head or employees of Sachem Head in a manner in which public dissemination of such statements would not be reasonably anticipated.

6.    Representations of the Company. The Company represents and warrants to Sachem Head that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.    Representations of Sachem Head. Sachem Head represents and warrants to the Company that (a) Sachem Head has the power and authority to execute and deliver this Agreement and to bind itself and its affiliates to this Agreement (and Sachem Head Capital Management LP has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed on Schedule A to this Agreement), (b) this Agreement has been duly authorized, executed and delivered by Sachem Head, constitutes a valid and binding obligation of Sachem Head, and is enforceable against Sachem Head in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution of this Agreement by Sachem Head does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Sachem Head, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Sachem Head is a party or by which it is bound, (d) Sachem Head, together with its Affiliates, beneficially owns (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) in the aggregate 14,950,000 shares of Common Stock; (e) except as disclosed on Exhibit B, Sachem Head is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities; and (f) Scott Ferguson is a U.S. person and Scott Ferguson (or Scott Ferguson, together with only other U.S. persons) controls Sachem Head.

8.   Term. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the completion of the 2021 Annual Meeting; provided that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination.  Notwithstanding the foregoing, Section 12 through Section 17 shall survive the termination of this Agreement.

9.    Fiduciary Duties; Rights of Newly Appointed Directors.

(a) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties.

(b) Newly Appointed Director Benefits. The Company agrees that the Newly Appointed Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (ii) such other benefits on the same basis as all other non-management directors on the Board, including, unless otherwise requested by such Newly Appointed Director, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Form 3, Form 4 and Form 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.

10.  Expenses.  No later than two (2) business days following the execution of this Agreement, the Company shall reimburse Sachem Head for all documented out-of-pocket costs, fees and expenses (including attorney’s fees and other legal expenses and expenses related to the engagement of other advisors and consultants) incurred by Sachem Head, and as to which Sachem Head has provided the Company documentary evidence, prior to the Effective Date in connection with, relating to or resulting from its efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, to consider means by which the Company could improve its performance and increase shareholder value, including, without limitation, its communications with the Board and the Company’s management, its preparation and delivery of a nomination notice pursuant to the Company’s Bylaws and the negotiation and execution of this Agreement.

11.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.  Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

13.  APPLICABLE LAW AND JURISDICTION. THIS COOPERATION AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS COOPERATION AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, ANY FEDERAL COURT WITHIN THE STATE OF NEW YORK). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

14.   Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

If to the Company:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105
Attention: Eric A. Blanchard, Vice President, General Counsel and Secretary
Email: EABlanchard@olin.com

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Robert I. Townsend, III
George F. Schoen
Andrew C. Elken

Email:	RTownsend@cravath.com
GSchoen@cravath.com
AElken@cravath.com

If to Sachem Head:

Sachem Head LP
c/o Sachem Head Capital Management LP

250 West 55th St.
Floor 34
New York, New York 10019
Attention:	Michael D. Adamski, General Counsel
Email:	Michael@sachemhead.com

With a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty St.
New York, New York 10281
Attention:	Richard Brand
Joshua Apfelroth
Email:	richard.brand@cwt.com
joshua.apfelroth@cwt.com

15.  Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.  Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

17.  No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

[Signature Page Follows]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

OLIN CORPORATION

By:	/s/ John E. Fischer
	Name:	John E. Fischer
	Title:	Chairman, President & CEO

[Signature Page to Agreement]

Acknowledged and agreed to as of the date first written above:

SACHEM HEAD CAPITAL MANAGEMENT LP
By: Uncas GP LLC, its general partner

By:	/s/ Scott Ferguson
Name: Scott Ferguson
Title: Managing Partner

[Signature Page to Agreement]

Schedule A

List of Sachem Head Entities

Sachem Head Capital Management LP
Uncas GP LLC
Sachem Head GP LLC
Sachem Head Master LP
Sachem Head LP
SH Old Quarry Master Ltd.

EXHIBIT A

Press Release

Olin Corporation Appoints Scott Ferguson and W. Barnes Hauptfuhrer to Board of Directors

Sachem Head Commits to Support Company’s Directors at 2020 Annual Meeting of Shareholders

CLAYTON, Mo., March 2, 2020 – Olin Corporation (NYSE: OLN) (“Olin” or the “Company”) today announced the appointment of Scott Ferguson and W. Barnes Hauptfuhrer to its Board of Directors (the “Board”), effective immediately. With these appointments, the Olin Board will be comprised of 14 directors, 13 of whom are independent, and six of whom will stand for re-election at the Company’s upcoming 2020 Annual Meeting of Shareholders. In conjunction with these appointments, Olin has entered into an agreement with Sachem Head Capital Management LP (“Sachem Head”), which owns approximately 9.5% of the outstanding shares of the Company’s common stock.

“We are pleased to have Scott and Barnes join our Board as independent directors,” said John E. Fischer, Chairman, President and Chief Executive Officer of Olin. “As we continue to take actions to enhance our capital structure, accelerate our cost discipline and efficiency efforts, and drive long-term value for all shareholders, we are confident that their expertise will be additive to the Board’s ongoing efforts.”

“We appreciate the constructive and open dialogue we have had with Olin’s Board and leadership team and look forward to continue working closely with them,” said Scott Ferguson, founder and managing partner of Sachem Head.

Under the terms of the agreement, Mr. Hauptfuhrer will serve as a member of the Directors and Corporate Governance Committee of the Board, Mr. Ferguson will serve as a member of the Compensation Committee of the Board and both will serve on a newly formed Operating Improvement Committee, which will analyze and make recommendations to the Board regarding operational improvements and support and inform the Board’s review of Olin’s strategy. Mr. Scott Sutton and Mr. John M. B. O’Connor, both independent directors of the Board, will also serve on this committee, with Mr. Sutton acting as chair. Olin has also agreed to propose, at its 2020 annual meeting of shareholders, an amendment to its Amended and Restated Articles of Incorporation to declassify the Board and provide for the annual election of all directors starting at the 2021 annual meeting of shareholders. Sachem Head has also agreed to customary voting and standstill provisions. The complete agreement between Olin and Sachem Head will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Scott Ferguson

Scott is the founder and managing partner of Sachem Head Capital Management, a value-oriented investment management firm based in New York which he started in 2012. Prior to starting Sachem Head, he spent nine years at Pershing Square Capital Management, which he joined pre-launch as the firm’s first investment professional. Prior to Pershing Square, Scott earned an M.B.A. from Harvard Business School in 2003 and was a vice president at American Industrial Partners, an operations focused private equity firm, from 1999 to 2001. Scott was also a business analyst at McKinsey & Company from 1996 to 1999. Scott graduated from Stanford University with an A.B. in Public Policy in 1996. He currently serves on the board of directors of the Henry Street Settlement and is also a member of the Robin Hood Leadership Council. He is a former director of Autodesk, a leading design & engineering software company.

About W. Barnes Hauptfuhrer

W. Barnes Hauptfuhrer most recently served as Chief Executive Officer of Chapter IV Investors, LLC, an investment firm he founded in February 2006. Prior to this, Mr. Hauptfuhrer served as Co-Head of the Corporate & Investment Banking Division of Wachovia Corporation (formerly, First Union Corporation). Earlier in his career, he also served as Senior Executive Vice President of Wachovia and prior to the merger of Wachovia and First Union, Mr. Hauptfuhrer served in roles of increasing responsibility at First Union, including Co-Head of the Corporate & Investment Banking Division, Co-Head of Investment Banking, and Managing Partner of First Union Capital Partners, a private equity investment group within First Union, which he founded. Previously, Mr. Hauptfuhrer served as Managing Director and investment banker at Kidder Peabody. Mr. Hauptfuhrer currently serves as a director of National Gypsum Company. He previously served as a director of Buckeye Pipeline LLC from September 2006 to March 2008, and of Wolverine Tube, Inc. from May 1998 to October 2005.

Mr. Hauptfuhrer earned a bachelor’s degree from Princeton University and a juris doctorate degree and master’s degree in business administration from the University of Virginia. He is a director of the Foundation for the Carolinas.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements.  These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate.  The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.  The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors.  In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, include, but are not limited to, the following:

●
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;

●
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

●	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
●	higher-than-expected raw material, energy, transportation, and/or logistics costs;
●	failure to control costs or to achieve targeted cost reductions;
●	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

●	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
●	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
●	the failure or an interruption of our information technology systems;
●	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;
●	a loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
●	our substantial amount of indebtedness and significant debt service obligations;
●	unexpected litigation outcomes;
●	changes in, or failure to comply with, legislation or government regulations or policies;
●	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
●	failure to attract, retain and motivate key employees;
●	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;
●	adverse changes in international markets, including economic, political or regulatory changes;
●	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;
●	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and
●	various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

IMPORTANT INFORMATION

In connection with the forthcoming solicitation of proxies from shareholders in respect of Olin’s 2020 Annual Meeting of Shareholders, Olin will file with the SEC a proxy statement on Schedule 14A (the “proxy statement”), containing a form of white proxy card. Olin, its directors, its director nominees and certain of its executive officers and employees will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting of Shareholders. Information regarding the names of Olin’s directors, director nominees and certain of its executive officers and employees and their respective interests in the Company by security holdings or otherwise will be set forth in the proxy statement. Details concerning the nominees of Olin’s Board of Directors for election at the 2020 Annual Meeting of Shareholders will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING OLIN’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT OLIN. Shareholders may obtain free copies of the proxy statement and other relevant documents that Olin files with the SEC on Olin’s website at https://www.olin.com/investors/financials-filings/annual-reports-proxy or from the SEC’s website at www.sec.gov.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

CONTACTS
InvestorRelations@Olin.com
314-719-1755

2020-04

EXHIBIT B

Sachem Head Interests

SH Old Quarry Master Ltd. has entered into cash-settled total return swaps referencing 2,420,000 shares of Common Stock in the aggregate as described in the Schedule 13D filed by Sachem Head Capital Management LP on February 24, 2020.